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                                                                    EXHIBIT 15.1

                       [DELOITTE & TOUCHE LLP LETTERHEAD]



Penske Motorsports, Inc.
Detroit, Michigan

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Penske Motorsports, Inc. for the periods ended June 30, and March 31, 1996, as indicated in our reports dated July 26, and April 30, 1996;
because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended June 30 and March 31, 1996, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

Deloitte & Touche LLP

August 12, 1996